Exhibit 23.1



               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of The Macerich Company on Form S-8 (and the related prospectus), pertaining to The Macerich Company Deferred Compensation Plan for Senior Executives (As Amended and Restated Effective as of January 1, 1997), of our report dated March 14, 1997, on our audits of the consolidated financial statements and financial statement schedule of The Macerich Company as of December 31, 1996 and 1995, and for the years then ended and the period March 16, 1994 through December 31, 1994 and the combined financial statements of Macerich Predecessor Affiliates for the period January 1, 1994 through March 15, 1994, which report is included in the Annual Report on Form 10-K.


/s/ COOPERS & LYBRAND L.L.P.

Los Angeles, California
December 11, 1997


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